Exhibit 10.21

Final 6/1/07

FIRST ADDENDUM TO ADMINISTRATIVE SERVICES AGREEMENT

This First Addendum dated and effective as of June 1, 2007 (the “Addendum”) is made to the Administrative Services Agreement dated as of November 22, 2006 (the “Agreement”) by and between GMAC Mortgage, LLC (the “Affiliate”), a Delaware limited liability company, and GMAC Bank on behalf of itself and its subsidiaries, GMACB Asset Management Corp. and GMAC Wholesale Mortgage Corp (the “Bank” or “GMACB”), a Utah industrial bank.

Explanatory Statement

1. The Affiliate and the Bank wish to amend the Agreement to provide additional terms and conditions governing the Affiliate’s performance of Services on behalf of the Bank.

2. It is the intent of the Bank and the Affiliate that this Addendum comply with the requirements of Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve Board’s Regulation W.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The capitalized terms used herein, unless otherwise defined, shall have the meanings set forth in the Agreement.

2. Sub-section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

1.1 Applicable Requirements. Applicable Requirements means (a) all federal, state and local legal and regulatory requirements (including statutes, rules, regulations and ordinances) applicable to the Bank, (b) all other requirements and guidelines of FDIC, the Utah Department of Financial Institutions, and any other governmental body or officer having jurisdiction over the Bank, (c) all judicial and administrative judgments, orders, stipulations, awards, writs, and injunctions applicable to the Bank, (d) the Bank’s Affiliate Transaction Policy, as it may be amended from time to time.

3. Sub-section 6.3 of the Agreement is hereby amended and restated in its entirety as follows:

6.3 Information and Reports; Cooperation in Audits, Reviews and Inspections. The Affiliate shall prepare and deliver to the Bank, regularly and on a timely basis, such information and reports as the Bank shall reasonably request or require from time to time regarding any and all aspects of the Services. The Affiliate shall cooperate with the Bank and its accountants, auditors, fidelity and deposit insurance underwriters, and federal and state regulators and other similar parties in conducting such audits, reviews and inspections of the Services as the Bank and such parties shall reasonably require from time to time. Such cooperation shall include providing access upon reasonable notice to books, records, management, and physical locations of the Affiliate that pertain to the implementation of this Agreement.

4. Section 14 of the Agreement is hereby amended and supplemented by the insertion of the following sub-section 14.16:

14.16 Incorporation of Exhibits; Exhibits attached hereto shall be incorporated herein and shall be understood to be a part hereof as though included in the body of this Agreement.

5. Exhibit A to the Agreement is hereby amended and replaced in its entirety by the Schedule of Services attached as Exhibit A hereto.

6. Exhibit B to the Agreement is hereby deleted.

7. Any conflict between the provisions of this Addendum and those of the Agreement shall be resolved in favor of the provisions of this Addendum. Except as expressly set forth in this Addendum, no modification of the Agreement is made or intended to be made by this Addendum, and the Agreement, as amended by this Addendum, is confirmed and reaffirmed by the Affiliate and the Bank and shall be and remain in full force and effect.

IN WITNESS WHEREOF, each of the undersigned parties to this Addendum has caused this Addendum to be duly executed in its name by one of its duly authorized officers or members, all as of the date first above written.

ATTEST:	GMAC Mortgage, LLC

	By:	/s/ David Bricker
Its: CFO

ATTEST:	GMAC BANK

	By:	/s/ Robert E. Groody
Its: Chief Mortgage Accountant

2

Exhibit A

SCHEDULE OF SERVICES AND FACILITIES TO BE PROVIDED BY GMACM

GMACM shall be responsible for providing the following Services to GMAC Bank:

(1)	Human Resources/Payroll

(A) Provide and/or facilitate payroll services for GMAC Bank, including maintenance of human resources and payroll systems, payroll processing, transmission of payroll interface file to accounting, payroll tax withholding and remittance, W-2 processing and filing;

(B) In connection with the employees referred to in clause (A) above, prepare and file, or cause to be prepared and filed, all federal, state and local payroll and wage tax returns and such reports and documents, make such payments and perform all other acts, as may be necessary or proper to comply with the terms and conditions of the Social Security, unemployment, workers’ compensation and all other applicable laws, ordinances and regulations of each jurisdiction in which they may be employed, except that the Bank will be responsible for filing all appropriate EEO-1 reports regarding the employees of GMAC Bank, and GMACM agrees to provide any necessary information from its payroll system to assist with said reports;

(C) Administer all benefits provided to employees and provide other human resources services, including, without limitation, administering and approving any compensation or benefit payments, establishing and administering personnel policies, providing employee relations services, providing training services; and

(D) Provide staffing resources to attract, interview and hire new employees of GMAC Bank, including, without limitation, approving new employees’ compensation.

•	PRICING TERMS:

All services identified above shall be provided to GMAC Bank and its subsidiaries at no charge.

(2)	Information Technology.

A. Provide internal information technology services to GMAC Bank necessary for the operation of its business and, in connection therewith, purchase and maintain computer hardware, software, databases and all computer networks necessary to permit GMAC Bank to conduct its activities in a professional manner and service its clients and others with whom it may deal. GMACM represents and warrants to GMAC Bank that all of the data and other information obtained by GMAC Bank from its clients or others with whom it deals shall be held in strict trust and confidence and shall only be accessible by persons engaged in the operation of GMAC Bank’s business, unless otherwise specifically consented to in writing by GMAC Bank. GMACM acknowledges that a high level of confidentiality is necessary in order for GMAC Bank to compete effectively for clients and to have its reports acceptable to financial institutions and others for whom they are intended. GMACM will, therefore, secure such information and data within GMAC Bank’s information system so that it will not be accessible by unauthorized persons.

B. GMAC BANK INFORMATION TECHNOLOGY INFRASTRUCTURE OPERATIONS SERVICE AGREEMENT

GMAC Bank IT infrastructure operations are governed by a specific service agreement.

See attachment II for detailed terms and conditions.

C. Provide services of a qualified Chief Information Officer (“CIO”) and necessary support staffing to the Bank to serve as part of senior management, reporting directly to the President with matrix reporting roles within the GMACM/GMAC Residential IT organization. The CIO is responsible for bridging business needs and information technology, including working with the business to define their needs and provide cost-effective solutions. The CIO’s responsibilities include but are not limited to the following :

1) Providing strategic information technology direction and solutions to business partners in support of revenue generation, diversification, retention, and key bank programs and goals.

2) Working closely with the business leadership to define long term information technology vision.

3) Developing a comprehensive strategy for management information needs, including new systems solutions or major improvements to existing application systems, and related hardware acquisition and integration.

4) Directing all IT related strategic and tactical planning and systems implementation activities associated with the business.

5) Establishing, monitoring and enforcing policies and procedure direction, technical standards, methodologies, and priorities.

6) Working with GMACR finance and senior GMACR managers to develop appropriate cost allocations models, IT software development budgets, and cost reductions.

7) Managing IT vendor relationships.

8) Managing, planning and implementing applications development efforts including new and legacy systems, enhancements and maintenance.

9) Overseeing business requirement analysis and implementation, managing priorities, and ensuring standards of excellence and user satisfaction.

10) Providing cutting edge and relevant technology expertise for business development purposes to ensure a competitive edge.

11) Providing strategic and tactical planning, development, evaluation, and coordination of the information technology applications

D. Information Security Program and Policy.

See Attachments III for complete Information Security Program and Policy

•	IT PRICING TERMS :

All services identified above shall be provided to GMAC Bank and its subsidiaries at no charge.

(3)	Finance/General.

Maintain appropriate records of all GMAC Bank activities hereunder and make such records available for inspection by the Bank, by counsel, regulators, auditors and authorized agents of GMAC Bank, upon prior written notice at any time during normal business hours. Consult with GMAC Bank and furnish advice and recommendations with respect to Generally Accepted Accounting Principles/Financial Reporting issues.

(A) Accounting Information Systems (AIS). Daily monitoring of transaction feeds to General Ledger system. General Ledger system use, maintenance and user support. Ad hoc report preparation and testing as requested by GMAC Bank.

(B) Accounts Payable. Pay all authorized bills and charges incurred by GMAC Bank in the operation of its business, Invoice imaging and retrieval, 1099 processing, positive pay file procedures, vendor file maintenance and customer service related to all.

(C) Default. Preparation of OTS Schedules VA and PD quarterly, classification of assets, delinquency reporting, adequacy of loan loss reserves, other analysis and reporting as requested. Provide support for regulatory examinations and Audits. Provide support to GMAC Bank officers and staff for financial forecasting of credit loss and delinquency trends.

(D) Enterprise Reporting Accounting. Preparation of reconciliation for the following products in accordance with generally accepted accounting principles: Home equity Loans, Home Equity Lines, Home Equity Purchase Premium general accounts and Accrued Interest Receivable. Research and clearing of reconciliation items via journal entry.

(E) Fixed Assets. Load Fixed Assets to the system, perform Fixed Asset Reporting and monthly file maintenance and processing of journal entries.

(F) Lending Accounting. In accordance with generally accepted accounting principles, provide daily processing of loans purchased and sold by GMAC Bank as well as preparation of all necessary journal entries to record these transactions. Identification of loans on Bank’s balance sheet for elimination entries. Preparation of journal entries to record loan activity not related to sales or purchases.

(G) Tax. Prepare for execution, cause to be filed and pay such income, franchise, personal property or other tax returns and filings of GMAC Bank as shall be required to be filed by applicable law and/or as governed by agreements with affiliates. Provide tax planning advice where applicable and prepare tax accrual information as necessary to satisfy quarterly and annual estimated payments.

PRICING TERMS :

All services identified above shall be provided to GMAC Bank and its subsidiaries at no charge.

(4)	Treasury.

Provide daily cash and treasury management services as directed by GMAC Bank Treasurer, including daily reserve calculations, loan funding and wire activity as required by GMAC Bank in the operation of its business; Accurately record and report the cash position and results of GMAC Bank to Bank management. Provide short, medium and long term cash forecasting for three-year business model, as required by GMAC Bank ALCO. Provide necessary information required to complete quarterly thrift financial report. Assist/advise in interest rate risk analysis as required by OTS TB 13A; assist in analyzing results with Bank Treasury to ensure compliance with GMAC Bank’s Asset/Liability Committee guidelines.

•	PRICING TERMS :

All services identified above shall be provided to GMAC Bank and its subsidiaries at no charge.

(5)	Capital Markets.

(A)	Where requested by GMAC Bank, assist in the development and introduction of new loan products/programs;

(B)	At the direction of GMAC Bank, execute trades into the secondary market, maintain relations with brokerage firms, investment bankers, government agencies and all other customer relationships as required;

(C)	At the direction of GMAC Bank (which direction shall be given within a reasonable timeframe), negotiate terms for sale/purchase of mortgage loans on behalf of GMAC Bank with investors, correspondents and/or brokers, as applicable;

(D)	Pursuant to GMAC Bank’s risk management policies, advise GMAC Bank as to the execution of hedging agreements; monitor and manage the market risk exposure associated with decline in interest rates and “fallout” risk associated with GMAC Bank’s mortgage loan programs mutually agreed upon between GMAC Bank and GMAC Mortgage;

(E)	At GMAC’s Bank’s direction (which direction shall be given within a reasonable timeframe to meet bond Market Association (BMA) deadlines), create Agency pools using best execution model and deliver pools and settle pools according to BMA calendar;

(F)	Develop and distribute pool/transaction funding detail, sales reports and wire advises to Finance to record transactions.

(G)	GMAC Mortgage to sell and deliver non-conforming loans on behalf of GMAC Bank (e.g. CRA, home equity) to third-party custodian or whole loan investor.

(H)	Obtain market price quotation for Home Equity securitizations from investment bankers/dealers to support compliance with 23B within thirty (30) days of trade execution.

PRICING TERMS:

All services identified above shall be provided to GMAC Bank and its subsidiaries at no charge.

(6)	Quality Control – Credit

On a monthly basis Quality Control selects a sample of loans to audit from the total population of funded loans from the previous month for each origination channel. Agency guidelines require a formal post-closing Quality Control process and are satisfied with either a random 10% or a statistical sampling methodology. GMAC Mortgage Quality Control employs a statistical sampling model that provides a 95% confidence level that findings inferred to the overall population are accurate to a 2% margin of error over a 12-month period. In addition to the statistical sample, Quality Control makes additional targeted discretionary loan selections to address identified trends or other high risk areas. Quality Control will include a targeted discretionary sample of loans sold to GMAC bank within the overall sample of loans for each origination channel.

Technology – Quality Control employs an audit software application to sample loans, record and track findings, and report audit results. Cogent Economics Audit Software, marketed by Cogent Economics. meets the requirements for statistical sampling.

Audit Procedures – Closed loan post-funding review- performed by Quality Control tests each audited file for compliance with investor and company loan programs, underwriting guidelines and policies and procedures as well as fraud detection. Pre-funded review- performed by Quality Control tests the above.on a targeted selection of loans prior to funding. Cogent software records, tracks, and reports audit results.

Audit Exception Follow Up – On a weekly basis, Quality Control reports significant audit findings to the appropriate origination channels for feedback and follow up. All business units typically have 30 days to respond (or until end of audit period which is generally 20 business days) to the findings. Once responses are received, they are evaluated with any resolved items being noted. Audit findings with no response after 30 days are considered as concurrence with the findings.

Reporting – Quality Control issues monthly management reports to report overall audit results for each origination channel within 60 days of the end of a production month. Quality Control will prepare a special report for GMAC Bank to report findings from all origination channel audits of loans sold to GMAC Bank.

Record Retention – Quality Control maintains audit work papers for two years following the completion of an audit. Management reports are maintained indefinitely.

Timing – Pre-funded audits reports will be provided by the 15 th of the following month; Quality Control typically conducts post-funded new loan production audits on the following time frame:

Segment	Audit Procedure	Timing	Time Line
1	Capture funded loan data, analyze funded loan data and select audit samples.	3 working days following close of month	3rd day

2	Order and receive selected loan files from Records Management.	4 to 40 working days to receive requested files	4th day to start, 45thth day to complete

3	Prepare and audit selected loans	File audits completed within 45 days of the close of the month. Audit period consists of 20 working days	15th day - 45th day

4	Compile, review and finalize findings including any feedback or response from channel.	16th day - 55th day	55th day

5	Prepare final report and distribute to channels and Bank management	5 days	60th day

6	Management response due back to Quality Control	30 days	90th day

•	PRICING TERMS:

All services identified above shall be provided to GMAC Bank and its subsidiaries at no charge.

(7)	Quality Control – Compliance

On a monthly basis Compliance Audit & Testing (CAT) selects a sample of loans to audit from the total population of funded loans from the previous month for each origination channel. CAT employs a statistical sampling model that provides a 95% confidence level that findings inferred to the overall population are accurate to a 2% margin of error over a 12-month period. In addition to the statistical sample, CAT makes additional targeted discretionary loan selections to address identified trends or other high risk areas. CAT will include a targeted discretionary sample of loans sold to GMAC bank within the overall sample of loans for each origination channel.

Technology – CAT employs an audit software application to sample loans, record and track findings, and report audit results. Cogent Economics Audit Software, marketed by Cogent Economics, meets the requirements for statistical sampling, result tracking and reporting for loans tested by the US Residential Finance Group located in Horsham, PA. Loans tested, tracked and reported by the audit team in Minneapolis, MN utilize an MS Access database.

Audit Procedures – Closed loan post-funding review, performed by CAT, includes testing for completeness, accuracy, and validity of the compliance documentation and data and accuracy of information relied upon throughout the transaction of the loan. Processes and controls are tested during audit period with any identified gaps noted for management response and action plan identification. The Compliance testing processes used to confirm first and second mortgages are in compliance with all federal and state laws and regulations, including any applicable agency or investor requirements, policies and procedures as well as fraud detection.

Audit Exception Follow Up – On a weekly basis, CAT reports significant audit findings to the appropriate origination channels for feedback and follow up. All business units typically have 30 days to respond (or until end of audit period which is generally 20 business days) to the findings. Once responses are received, they are evaluated with any resolved items being noted. Audit findings with no response after 30 days are considered as concurrence with the findings.

Reporting – CAT issues monthly management reports to report overall audit results for each origination channel within 60 days of the end of a production month. CAT will prepare a special report for GMAC Bank to report findings from all origination channel audits of loans sold to GMAC Bank.

Record Retention – Quality Control maintains audit work papers for a minimum of two years following the completion of an audit. Management reports are maintained indefinitely.

Timing – CAT typically conducts post-funded new loan production audits on the following time frame:

Segment	Audit Procedure	Timing	Time Line (respective to loan close)
1	Capture funded loan data, analyze funded loan data and select audit samples.	3 working days following close of month	3rd day

2	Order and receive selected loan files from Records Management.	4 to 20 business days (following loan close) to receive requested files	4th - 45th day

3	Prepare and audit selected loans	Audits completed within 45 days of the close. Audit period consists of approximately 20 business days	15th day - 45th day

4	Compile, review and finalize findings including any feedback or response from channel.	16th day - 55th day	55th day

5	Perform root cause analysis. Discuss root cause and preliminary result findings with BURMs.	Root cause starts approximately the 16th day - 55th day Allowing a maximum of one week after all final feedback received from the origination channels	55th day

7	Prepare final report and distribute to channels and Bank management	60th day; allowing 5 days for report preparation	65th day

8	Management response due back	30 days following final report disbursement	90th day

•	PRICING TERMS:

All services identified above shall be provided to GMAC Bank and its subsidiaries at no charge.

(8)	Strategic Sourcing & Procurement; Corporate Real Estate; and Corporate Security Services.

Strategic Sourcing & Procurement:

Services can be broken out into two distinct process types, Transaction Processing and Competitive Events. Where requested by GMAC Bank, purchase of goods and services, negotiate contracts or licenses, interact with vendors and others as may be necessary or required by GMAC Bank from time to time, subject, however, to the specific instructions or controls imposed by GMAC Bank.

(A) Transaction Processing is the requisitioning, ordering and fulfilling needs for goods and services of a recurring nature, including items such as PC’s and office supplies.

(B) Competitive Events are requests for goods and/or services, which require extensive effort to prepare business requirements and negotiate contract provisions, including pricing and compliance. Where requested by the Bank, Strategic Sourcing and/or Corporate Real Estate shall negotiate contracts, leases and other facility management requirements, deal with vendors, landlords and others as may be necessary or required by the Bank from time to time, or desirable for the conduct of its business, subject, however, to the specific instructions or controls imposed from time to time by the Bank.

Corporate Real Estate:

(A) Provide all necessary services for the management of the Bank’s facilities in compliance with the tenant’s obligations under any leases to which the Bank is a party.

(B) Provide oversight to the Bank’s business continuity program, including, but not limited to: planning, documenting, testing and implementing contingency plans

(C) Provide tenant services that relate to maintaining the office buildings occupied by Bank associates at locations including, but not limited to below. Tenant services include space planning and design, construction management, guard service 24x7, as required by the Bank, building repair and maintenance, janitorial services, equipment repair and maintenance, and equipment and furniture expense.

Facility Locations :	4 Walnut Grove Drive, Horsham PA

100 Witmer Drive, Horsham PA

(D) Provide on and off-site storage, record retention, record retrieval and imaging capabilities for GMAC Bank records. Ensure that record retention is in accordance with OTS guidelines.

Corporate Security:

A.	Provide services of a qualified Security Officer (“SO”) and necessary support staffing to the Bank to support senior management in a matrix reporting role within the GMAC organization. The SO’s responsibilities include but are not limited to the following :

•	Investigation services for Suspicious Activity Reporting (“SAR’s”)

•	Coordination with applicable Federal , State and local law enforcement officials as necessary.

•	Direction Definition, maintaining, monitoring, supporting, and measuring the overall effectiveness of the security program and activities.

•	Ensure that adequate physical and access control security measures exist to protect the Bank’s associates and assets.

•	PRICING TERMS:

Strategic Sourcing & Procurement:

All services identified above shall be provided to GMAC Bank and its subsidiaries at no charge.

1.	-only Competitive Events.

Corporate Real Estate:

All services identified above shall be provided to GMAC Bank and its subsidiaries at no charge.

Corporate Security:

All services identified above shall be provided to GMAC Bank and its subsidiaries at no charge.

(9)	Legal.

(A)	Where requested by GMAC Bank, provide legal analysis and support as may be necessary or required by GMAC Bank from time to time

(B)	Inform and instruct Bank management regarding changes in laws and regulations affecting GMAC Bank;

(C)	Assist GMAC Bank in its corporate governance process; and

(D)	Retain and manage outside counsel as appropriate to conduct litigation and/or provide assistance in other specialized matters.

•	PRICING TERMS:

All services identified above shall be provided to GMAC Bank and its subsidiaries at no charge.

(10)	Risk Assessment & Assurance (RA&A).

GMAC Residential and its subsidiaries utilize a risk management process named Risk Assessment & Assurance {“RA&A”}. The objectives of the RA&A function are to document, evaluate and rate operational and compliance risks and develop action plans to close any identified control gaps. RA&A is also responsible for monitoring and reporting the SOX requirements .

The RA&A process reports to the Bank’s Risk Committee for corporate governance support for it’s process. The Risk Committee is comprised of a cross-functional group of senior and mid-level managers from various business units empowered to evaluate the adequacy of the departmental risk reviews and risk ratings to insure safety, soundness and compliance of each department under review.

Services to be performed by RA&A

(A)	The RA&A Department, with approval by the Bank’s Risk Committee, will identify the assessable unit universe based on a risk model that addresses various factors affecting the bank’s individual business units, such as complexity, regulatory oversight, date and rating of last assessment, etc. This assessable unit universe is then used as the basis for the allocation of RA&A resources based on overall risk ratings.

(B)	Work with the Risk Liaison to complete a departments individual Risk Assessment

(C)	Identify and document the key risks, controls, gaps and actions plans revealed through the Risk Assessment or Assurance in the Detailed Matrix

(D)	Develop control testing and documentation standards to meet SOX requirements.

(E)	Conduct follow-up reviews on semi-annual or annual basis as determined by risk ratings.

(F)	Provide a quarterly Operations Risk Management Scorecard evaluating the level of operational and compliance risk for the Bank.

(G)	Assist in development and tracking of key risk metrics.

(H)	Create action plans, if appropriate to establish or improve controls.

(I)	Track and provide monthly report of all RA&A action plans, Internal and External audit findings and other risk related pending matters. Action plans associated with self-testing will be reported if risks are significant or are dependant on IT or another department.

(J)	Thereafter, RA&A will provide and update to the Bank Risk Committee regarding the status of the completion of any outstanding action plans. (The report is also presented to GMAC Residential’s Executive Committee. The Director of RA&A also reports to the Executive Committee on a quarterly basis to discuss progress and material risk related matters.)

(K)	Prepare an Executive Summary of the results of the Risk Assessment to be presented to the Risk Committee by the Risk Liaison.

(L)	RA&A will develop a schedule of Assessment or Assurances to be used by Risk Committee to set up scheduled meetings.

PRICING TERMS:

All services identified above shall be provided to GMAC Bank and its subsidiaries at no charge.

(11)	Credit Policy

(A)	Create/update product summary matrices;

(B)	With the Bank’s consensus, author memos relating to all guideline and/or Agency changes and updates.

(C)	Manage relationships with Agencies (Fannie, Freddie, VA, FHA) on credit related issues

(D)	Submit bank underwriters for FHA/VA underwriting designations;

(E)	Provide updates to policy and procedures for all credit related issues;

(F)	Maintain underwriting manuals for all product types;

(G)	Provide support on loan level underwriting questions; and

(H)	Other miscellaneous functions necessary to support and complete the lending process.

PRICING TERMS:

All services identified above shall be provided to GMAC Bank and its subsidiaries at no charge.